Exhibit 4.3

WARRANT NO. [          ]

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE (AS DEFINED HEREIN).

WARRANT

to Purchase Ordinary Shares of

NEXT.E.GO N.V.

Date: [          ], 2023 (the “Effective Date”)

This certifies that, for value received, [          ] is the registered holder of a Warrant (the “Warrant”) and is entitled to purchase up to [          ] fully paid and nonassessable (within the meaning as set forth in Section 3) Ordinary Shares (the “Warrant Shares”) of Next.e.GO N.V., a Dutch public limited liability company (the “Company”), at the Exercise Price.

This Warrant is subject to the following terms and conditions:

1. Exercisability of Warrant; Exercise Price. Subject to Section 2 and applicable Law, this Warrant shall be exercisable, in whole or in part, and from time to time beginning on the Effective Date and terminating at 5:00 p.m., New York time, on the Expiration Date (the “Warrant Exercise Period”). The “Exercise Price” per Warrant Share shall be the United States dollar equivalent of the nominal value of one Warrant Share on the date of exercise of this Warrant (the “Par Value Threshold”), which shall be subject to adjustment as set forth in Section 5.

2. Method of Exercise.

(a) This Warrant may be exercised by the Holder, in whole or in part, during the Warrant Exercise Period by (i) the surrender of this Warrant, properly endorsed, at the principal office of the Company; (ii) (A) the payment in cash or wire transfer to an account designated by the Company of the Exercise Price in respect of the Warrant Shares being purchased increased by any applicable withholding taxes due by the Company in respect of the exercise or (B) in the sole discretion of the Holder by Cashless Exercise (as defined below), and without the payment of the Exercise Price in cash, in return for the delivery to the Holder of that number of Warrant Shares equal to (I) the number of Warrant Shares that the Holder desires to receive upon exercise, including those Warrant Shares that will be used as a deemed payment of the Exercise Price (if the Exercise Price were being paid in cash) reduced by (II) that number of Ordinary Shares equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid in respect of all Warrant Shares issuable (including those Warrant Shares that will be used as deemed payment of the Exercise Price) by (y) the Fair Market Value per Warrant Share reduced by (III) that number of Ordinary Shares equal to the quotient obtained by dividing (x) the applicable withholding tax due by the Company in respect of the exercise by (y) the Fair Market Value per Warrant Share (an exercise of a Warrant in accordance with the preceding clause (B) is herein referred to as a “Cashless Exercise”); and (iii) delivery to the Company of the Form of Subscription attached hereto (or a reasonable facsimile thereof). “Fair Market Value” as used herein shall mean (i) if the Ordinary Shares are traded on a U.S. national securities exchange, the volume-weighted average trading price of the Ordinary Shares for the thirty-day period ending on the date immediately preceding the exercise date and (ii) if the Shares are not traded on a U.S. national securities exchange, as reasonably determined in good faith by the Board of Directors of the Company (the “Board”). For purposes of Dutch law, in case of a Cashless Exercise, the deemed payment of the Exercise Price using Warrant Shares as described above shall be construed as (i) forfeiture by the Holder of its entitlement to receive those Warrant Shares being used as deemed payment of the Exercise Price, against the Company becoming due the Fair Market Value of those Warrant Shares to the Holder and (ii) the Company setting off that obligation against the Company’s receivable with respect to payment of the Exercise Price.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which (i) this Warrant shall have been surrendered to the Company, (ii) the Company shall have received payment of the Exercise Price in respect of the Warrant Shares being purchased (if exercised for cash, by wire transfer of immediately available funds (or, if such Exercise Price cannot be delivered to the Company on or prior to the date on which the relevant Warrant Shares are to be issued or transferred from treasury, delivery of a written confirmation by the Holder that the Holder is keeping such exercise price in escrow for the sole benefit and at the instruction of the Company, with such Exercise Price in that case to be delivered to the Company promptly following the issuance or transfer from treasury of the relevant Warrant Shares) and (iii) the Company shall have received the Form of Subscription attached hereto, all as provided in this Section 2.

(c) In the event of any exercise of this Warrant, as soon as practicable thereafter, the Company shall either, at its absolute discretion, (A) issue the relevant Warrant Shares pursuant to a deed of issue or (B) transfer the relevant Warrant Shares kept in treasury by the Company pursuant to a deed of transfer and, in each case, the Company will then cause its transfer agent to deliver such Warrant Shares in book-entry form by crediting the Holder at The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission System (“DWAC”) (at the Company’s expense), and unless this Warrant has expired, a new Warrant of like tenor representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to the Holder within such time.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than applicable withholding taxes income taxes of the Holder) that may be imposed in respect of, the issue, transfer or delivery of any Warrant Shares issuable upon the exercise of this Warrant.

(e) Notwithstanding anything to the contrary, as a necessary condition to receipt of this Warrant and the consummation of the transactions related thereto, Holder shall not have the right to exercise this Warrant to the extent that after giving effect to such exercise, Holder (together with its affiliates), would beneficially own in excess of 4.9% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Warrant Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of issued and outstanding Ordinary Shares, the holder may rely on the number of issued and outstanding Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Ordinary Shares issued and outstanding. For any reason at any time, upon the written request of the Holder, the Company shall, within two (2) Business Days, confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the Holder of this Warrant may from time to time increase or decrease the Maximum Percentage applicable to the Holder to any other percentage specified in such notice (or eliminate entirely the limitation provided by this Section 2(e)); provided, however, that any such increase or elimination shall not be effective until the ninety-first (91st) day after such notice is delivered to the Company.

3. Due Authorization and Issuance; Reservation of Ordinary Shares. The Company covenants and agrees that any and all of the Warrant Shares issued or transferred from treasury to the Holder in accordance with the terms hereof will, upon issuance or transfer, as applicable, be duly authorized, validly issued, fully paid and non-assessable (meaning that the holder of Warrant Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Warrant Shares), free from all preemptive rights of any person or entity and free and clear of all taxes, liens and charges with respect to such issuance or transfer (other than as provided herein and except for such liens and charges as may be created by the Holder). The Company will take all such action as may be necessary to assure that such Warrant Shares may be issued or transferred as provided herein without violation of any applicable law or regulation. The Company further covenants and agrees that during the Warrant Exercise Period, the Company will at all times either (A) hold Ordinary Shares in treasury at least equal to the maximum number of Warrant Shares as are then issuable upon the exercise of this Warrant or (B) maintain sufficient available Ordinary Shares in its authorized share capital that are reserved for the purpose of the issue upon the exercise of this Warrant, at least equal to the maximum number of Warrant Shares as are then issuable upon the exercise of this Warrant. The Company further covenants and agrees that it will not, by amendment of the Articles of Association or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, during the Warrant Exercise Period the Company will (i) not propose to the Company’s general meeting an increase of the nominal value of the Ordinary Shares in excess of the Exercise Price at that time and (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue or transfer from treasury fully paid and non-assessable (meaning that the holder of Warrant Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Warrant Shares) Ordinary Shares upon the exercise of this Warrant.

4. Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder but in lieu of such fractional Warrant Shares, the Company shall make a cash payment therefor to the Holder in an amount equal to such fractional interest multiplied by the Fair Market Value per Share.

5. Adjustments; Dividends. Each Exercise Price and the number of Warrant Shares as to which this Warrant may be exercised are subject to adjustment from time to time upon the occurrence of the events set forth in this Section 5 provided always that, as a matter of Dutch law, the Exercise Price per Warrant Share shall in no event be less than the Par Value Threshold.

(a) Adjustment for Change in Capital Stock.

If the Company:

(1) pays a dividend or makes a distribution on its Ordinary Shares in Ordinary Shares;

(2) forward splits or subdivides its outstanding Ordinary Shares into a greater number of Ordinary Shares; or

(3) reverse splits or combines its outstanding Ordinary Shares into a smaller number of Ordinary Shares;

then, and in each such case (1) through (3), the number of Ordinary Shares of issuable upon the valid exercise of the Warrant (the “Number Issuable”) in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder of this Warrant, to the extent not previously exercised, thereafter shall be entitled to receive upon exercise of this Warrant the number of Warrant Shares which such Holder would have owned or had been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this Section 5(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Ordinary Shares entitled to receive such dividend or distribution, or (y) in the case of any such split, subdivision, combination or reclassification, to the close of business on the date upon which such corporate action becomes effective.

If, after an adjustment, the Holder of the Warrant upon exercise of it may receive shares of two or more classes of shares in the capital of the Company, the Board shall determine in good faith the allocation of the Number Issuable between the classes of shares in the capital of the Company. After such allocation, the exercise privilege and the Number Issuable of each class of shares in the capital of the Company shall thereafter be subject to adjustment on terms comparable to those applicable to the Warrant Shares in this Section 5.

Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Notice of Adjustment. Whenever any Number Issuable is adjusted, the Company shall provide the notices required by Section 12 hereof. Within ten days following the occurrence of any event requiring an adjustment pursuant to this Section 5, the Company shall issue the Holder a new Warrant reflecting the required adjustment(s) to the Warrant, reasonably promptly following, and subject only to, the permanent surrender by the Holder of the Warrant for which such new Warrant relates

(c) Notice of Certain Transactions. If the Company proposes to take any action that would require an adjustment in the Number Issuable pursuant to Section 5(a), then, in each case, the Company shall deliver to the Holder a notice stating the proposed record date for a dividend or distribution. The Company shall deliver the notice at least 10 days before such date.

(d) Dividends. Holder shall be entitled to participate in any dividends declared and paid in respect of ordinary shares on an as-exercised basis (assuming full physical settlement of the Warrant), other than those dividends that result in an adjustment pursuant to Section 5(a).

6. Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization or reclassification of outstanding Ordinary Shares, or any consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity shall be effected in such a way that holders of Ordinary Shares shall be entitled to receive cash, stock, securities or assets with respect to or in exchange therefor, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right upon the terms and conditions specified in this Warrant to receive, in lieu of Warrant Shares upon the payment of the Exercise Price, solely such cash, stock, securities or assets as would have been issued or payable with respect to or in exchange for Warrant Shares pursuant to the terms hereof had the Holder exercised the Warrant in full immediately prior to the effective date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be possible and pertinent, in relation to any stock, securities or assets thereafter deliverable upon the exercise hereof, and appropriate adjustment shall be made to determine and provide for the price per Warrant Share, shares of stock or other security or asset deliverable hereunder, as well as the number of Warrant Shares, shares of stock or other securities, or the amount of assets, deliverable hereunder.

7. No Redemptions. The Company shall not have any right to redeem this Warrant.

8. Registration; Certain Rights of Holders.

(a) The Company shall use reasonable best effort to register this Warrant, and to provide that the Warrant Shares will be when issued or transferred from treasury, registered on, and issued or transferred from treasury to the Holder pursuant to, an effective registration statement filed with the Commission.

(b) Until the date that is four years after the Effective Date, the Company shall not, and shall not cause or permit any of its subsidiaries to, enter into any contract, agreement or arrangement with any affiliate of the Company (other the Company’s wholly owned subsidiaries) or any of its officers, directors, managers, employees or principals other than on terms no less favorable to the Company or its subsidiar(ies), as applicable, then those that could otherwise be obtained from an independent third-party on an arms’-length basis.

(c) Except as set forth expressly herein, nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a stockholder of the Company (except to the extent that Warrant Shares are issued or transferred from treasury to such Holder pursuant to this Warrant or such Holder otherwise owns any Warrant Shares) or as imposing any liabilities on such Holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

9. Transferability of Warrant. This Warrant shall be transferable and assignable by the Holder, subject to compliance with applicable Law; provided, however, that in order for such transfer and assignment to become effective, the Holder must provide prior notice to the Company of a transfer, each such transferee hereof must, prior to the acknowledgement and acceptance of such transfer by the Company, register as the Holder on the Warrant Register and agree to take and hold this Warrant subject to the provisions specified herein. Upon such transfer in compliance with such requirements and delivery, the assignee thereof shall have all rights and benefits as a Holder hereunder.

10. Registered Holder. Prior to due presentment for registration or transfer of any Warrant, the Company may deem and treat the Holder as the absolute owner of the Warrant (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder hereof.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to the Holder at [          ] or its address as shown on the books of the Company or to the Company at Lilienthalstraße 1, 52068 Aachen, Germany.

13. Descriptive Headings and Governing Law. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

14. Lost Warrant. The Company represents and warrants to the Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant in lieu of the lost, stolen, destroyed or mutilated Warrant.

15. Expiration of Warrant. This Warrant shall expire at, and shall no longer be exercisable after the Expiration Date.

16. Definitions. The following terms shall have the meanings given to them below:

“Articles of Association” means the Articles of Association the Company as in effect on the date hereof, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law

“Commission” means the U.S. Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Expiration Date” shall mean the tenth anniversary following the Effective Date.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Holder” means any Person in whose name ownership in the Warrant shall be registered upon the Warrant Register.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

“Ordinary Shares” means ordinary shares in the Company’s capital, with an initial nominal value of EUR 0.12 each.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Warrant Register” means books and records maintained by the Company for the registration of original issuance and the registration of transfer of the Warrants.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued by its officers thereunto duly authorized as of the date first written above.

NEXT.E.GO N.V.

By:
Name:
Title:

FORM OF SUBSCRIPTION

(to be signed only upon payment of the Exercise Price
pursuant to the Warrant)

To the Company:

The undersigned, the holder of the within Warrant, hereby irrevocably elects to purchase ___ Ordinary Shares for an aggregate Exercise Price of $_______________, and requests that such Ordinary Shares be held (and the related capital contribution be made) in the name of,

__________________________________________________________________________________________

________________ , whose address is ___________________________________________________________.

The undersigned represents that he has tendered payment for such Ordinary Shares to the Company (a) in cash via wire transfer or (b) by authorizing the Company to reduce the number of Shares otherwise issuable upon this exercise of the Warrant by the number of Shares having an aggregate Fair Market Value equal to the aggregate Exercise Price that would have otherwise been paid by the undersigned.

Payment Method (check one): ____ Cash; or ____ Cashless Exercise

If the number of Ordinary Shares is less than all of the Warrant Shares evidenced hereby, the undersigned requests that a new Warrant Certificate representing the remaining Warrant Shares subject to the Warrant be issued and delivered to the undersigned.

DATED: ____________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

(Address)

(Tax Identification Number)